                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE
                ACT OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY
                           HOLDING COMPANY ACT OF 1935
             OR SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

             ( ) CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.
        FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTIONS 1(b).


1.       NAME AND ADDRESS OF REPORTING PERSON*
                  Leopold Abraham, II
                  106 Barnes Road
                  Stamford, CT  06902

2.       ISSUER NAME AND TICKER OR TRADING SYMBOL
                  eNote.com Inc.
                  ENOT

3.       IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)
                  ###-##-####

4.       STATEMENT FOR MONTH/YEAR
                  05/00

5.       IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

6.       RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
         (x) DIRECTOR
         ( ) 10% OWNER
         ( ) OFFICER (GIVE TITLE BELOW)
         ( ) OTHER (SPECIFY BELOW)

7.       INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
         (x) FORM FILED BY ONE REPORTING PERSON
         ( ) FORM FILED BY MORE THAN ONE REPORTING PERSON

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

 ---------------------------------------------------------------------------------------------------------------------------
 1.  TITLE OF SECURITY    2. TRANS- 3. TRANS-  4. SECURITIES ACQUIRED (A) OR      5. AMOUNT OF   6. OWNER-    7. NATURE
                             ACTION    ACTION     DISPOSED OF (D)                    SECURITIES     SHIP         OF
                             DATE      CODE                                          BENE-          FORM:        INDIRECT
                                                                                     FICIALLY       DIRECT       BENEFICIAL
                                                                                     OWNED AT       (D) OF       OWNERSHIP
                                                                                     END OF         INDIRECT
                                                                                     MONTH          (I)
                             MONTH/
                             DAY/
                             YEAR)
 ---------------------------------------------------------------------------------------------------------------------------
                                                                 (A) OR
                                     CODE   V       AMOUNT       (D)       PRICE
 ---------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value  05/03/00    P             1,000           A      4 1/8      1,000           D
 $.01/share
 ---------------------------------------------------------------------------------------------------------------------------

 ---------------------------------------------------------------------------------------------------------------------------

 ---------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


TABLE II  --  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

 -----------------------------------------------------------------------------------------------------------------------------------
 1. TITLE OF    2. CONVER-    3. TRANS-    4. TRANS-    5. NUMBER OF DERIV-   6. DATE EXCER-     7. TITLE AND AMOUNT OF
    DERIVATIVE     SION OR       ACTION       ACTION       ATIVE SECURITIES      CISABLE AND        UNDERLYING SECURITIES
    SECURITY       EXERCISE      DATE         CODE         ACQUIRED (A) OR       EXPIRATION
                   PRICE OF                                DISPOSED OF (D)       DATE
                   DERIV-                                                        (MONTH/
                   ATIVE         (MONTH/                                          DAY/
                   SECURITY       DAY/                                            YEAR)
                                  YEAR)
 -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           AMOUNT OR
                                                                                      DATE      EXPIRA-                    NUMBER
                                                                                      EXER-     TION                       OF
                                                   CODE    V       (A)        (D)     CISABLE   DATE          TITLE        SHARES
 -----------------------------------------------------------------------------------------------------------------------------------
 Stock Options          $ 0.97        12/06/99     A              20,000                (1)      12/6/09  Common Stock      20,000
 -----------------------------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------------------------

TABLE II (CONTINUED)

  -------------------------------------------------------------------------
  8. PRICE OF         9.  NUMBER OF      10. OWNERSHIP    11. NATURE OF
     DERIVATIVE           DERIVATIVE         FORM OF          INDIRECT
     SECURITY             SECURITIES         DERIVATIVE       BENEFICIAL
                          BENEFICIALLY       SECURITY:        OWNERSHIP
                          OWNED AT           DIRECT (D)
                          END OF             OR INDIRECT
                          MONTH              (I)
  -------------------------------------------------------------------------
  0                   20,000             D
  -------------------------------------------------------------------------

  -------------------------------------------------------------------------

  -------------------------------------------------------------------------

EXPLANATION OF RESPONSES:

     (1) Pursuant to 1999 Non-Employee Directors' Stock Option Plan, the option to vest is 50% on June 6, 2000, and 50% on December 6, 2000.


 ***INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
                              CRIMINAL VIOLATIONS.
                    SEE 18 U.S.A. 1001 AND 15 U.S.C. 78ff(a).




                             /S/ LEOPOLD ABRAHAM, II
                        --------------------------------
                               LEOPOLD ABRAHAM, II


                                  JUNE 9, 2000
                        --------------------------------
                                      DATE


 NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF
         SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
                  RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                                VALID OMB NUMBER.